Indiana Community BANCORP

NEWS RELEASE

For Immediate Release	January 27, 2009

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES
2008 EARNINGS

(Columbus, In) – Indiana Community Bancorp (the “Company”) (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced 2008 annual earnings of $5,003,000 or $1.47 diluted earnings per common share compared to $6,123,000 or $1.72 diluted earnings per common share a year earlier.  The reduction in year to date net income was primarily due to an increase in the provision for loan losses which totaled $4.3 million for 2008 compared to $1.4 million for 2007.  During the year, non-performing assets increased $15.9 million to $27.7 million; non-performing assets increased $12.0 million during the fourth quarter.  The Company had fourth quarter earnings of $1,509,000 or $0.43 diluted earnings per common share compared to $1,642,000 or $.47 diluted earnings per common share a year earlier.  Total loans increased $50.9 million for the year while total deposits increased $3.1 million.  In December 2008, the Company bolstered its capital position by issuing $21.5 million in preferred stock and warrants to the United States Treasury Department.  As a result, total shareholders’ equity increased $24.6 million for the year to $92.0 million at December 31, 2008 representing a total risk based capital ratio of 13.2%.  Chairman and CEO John Keach, Jr. stated, “Concerns regarding national and local economic issues have resulted in a very difficult operating environment.  We are pleased that we have remained profitable during this challenging cycle.  We will continue to focus on core commercial and retail banking activities in the communities we serve.”  Executive Vice President and CFO Mark Gorski added, “We have implemented several cost cutting strategies which are important to the success of our Company during these difficult times.”

***** MORE *****

Indiana Community Bancorp
2008 Earnings

Balance Sheet

Total assets were $969.4 million as of December 31, 2008, an increase of $60.6 million from December 31, 2007.  Total loans increased $5.7 million for the quarter and $50.9 million for the year.  The growth in the loan portfolio was primarily the result of an increase in commercial and commercial mortgage loans.  During the year, commercial loans increased $14.2 million and commercial mortgage loans increased $65.3 million for a total increase in commercial loans of $79.5 million.  Growth during the fourth quarter slowed significantly when compared to the first three quarters as total commercial and commercial mortgage loans increased $8.5 million during the fourth quarter.  The growth in commercial loans slowed due to increasingly negative local economic factors.  Residential mortgage loans have decreased $22.3 million for the year as substantially all new mortgage loan originations are being sold in the secondary market.  Other consumer loans have decreased $6.8 million for the year due primarily to a reduction in indirect automobile loans as the Bank discontinued the origination of indirect automobile loans during 2006.

Total retail deposits increased $5.5 million for the quarter and decreased $3.4 million for the year. During 2008, commercial checking accounts increased $3.2 million while retail certificates of deposit increased $13.3 million.  These increases were offset by a decrease in retail money market account balances totaling $24.6 million for the year.

Total FHLB borrowings increased $35.3 million for the year and public fund certificates of deposit increased $10.2 million for the year.  The increases in FHLB borrowings and public fund certificates of deposit were necessary to provide funding for loan growth during the year.

As of December 31, 2008, shareholders’ equity was $92.0 million.  The increase in shareholders’ equity of $24.6 million for the year was primarily due to the issuance of $21.5 million in preferred stock and warrants to the United States Treasury Department.  The Company also increased retained earnings by reducing its quarterly dividend to $.12 per share beginning in the third quarter thus increasing retained earnings by approximately $250,000 per quarter when compared to previous dividend levels. The return on average assets for the year was 0.54% while the return on average equity for the year was 7.11%.

Asset Quality

Provision for loan losses increased $449,000 to $1.0 million for the fourth quarter and increased $2.9 million to $4.3 million for the year.  The increase in provision for loan losses was primarily due to increases in non-performing loans and increased charge offs.  Net charge offs were $2.7 million for 2008 compared to $986,000 for 2007.  The net charge off ratio for 2008 was 0.35% compared to 0.14% for 2007.  Non-performing assets totaled $27.7 million at December 31, 2008, an increase of $15.9 million during the year.   The increase in the non-performing assets during the year was primarily the result of four commercial loan relationships totaling approximately $13.9 million that were placed on non-accrual status during the year along with an increase in consumer loan delinquencies.  The ratio of the allowance for loan losses to total loans was 1.07% at December 31, 2008 compared to 0.92% at December 31, 2007.

***** MORE *****

Indiana Community Bancorp
2008 Earnings

Net Interest Income

Net interest income increased $328,000 or 4.7% to $7.2 million for the fourth quarter while annual net interest income increased $1.2 million or 4.5% to $28.8 million.  Net interest margin for the fourth quarter of 2008 was 3.28%, which represented a decrease of 23 basis points compared to the third quarter of 2008.  Net interest margin for 2008 was 3.35% compared to 3.45% for 2007 - a 10 basis point decrease.  Net interest margin has been fluctuating significantly from quarter to quarter due to rapid changes in interest rates.  Beginning in September 2007, the Federal Reserve cut interest rates 10 times for a total reduction in the target federal funds rate of 5.0% to the current level of 0.25% at the end of 2008.

Non Interest Income

Non interest income decreased $693,000 to $2.7 million for the fourth quarter and decreased $914,000 to $11.9 million year-to-date.  The primary reason for the decrease during the fourth quarter related to a reduction in brokerage fees of $491,000.  During the third quarter, the Company chose to discontinue offering brokerage services through Raymond James and the brokerage business was sold to the brokers who had been serving these customers.  In addition to reductions due to the sale of the brokerage business, the year-to-date non interest income total was negatively impacted by the Bank’s recognition of an impairment charge of $437,000 related to an investment in the AMF Ultra Short Mortgage Fund.  The Bank redeemed its shares in the Fund for cash and securities during the third quarter.

Non Interest Expenses

Non interest expenses decreased $729,000 or 10.0% to $6.6 million for the fourth quarter while year-to-date non interest expenses decreased $940,000 to $28.8 million. Excluding the impact of the one-time employee related expense and the write-down of the Bank’s former operations building incurred in 2007, expenses increased $48,000 year-to-date.  Compensation and employee benefits expense decreased $718,000 or 17.4% for the fourth quarter and $583,000 or 3.6% year-to-date.  Over the past three quarters, the Company has decreased the expense related to the defined benefit pension plan, reduced the Company’s overall workforce by approximately 10% and sold the brokerage business. The Company froze its defined benefit pension plan effective April 1, 2008 which decreased expense by approximately $700,000 annually.  During the third quarter, the Company announced a workforce reduction of 26 positions or approximately 10% of the Company’s workforce.  This workforce reduction was completed during the third quarter.  Severance costs associated with the workforce reduction were included in expense for the third quarter.  Management anticipates a cost savings of approximately $750,000 annually related to the workforce reduction beginning in the fourth quarter.  As a result of the sale of the brokerage business, management estimates a cost savings of approximately $1.1 million annually in commission and salary expense.  The efficiency ratio decreased to 70.1% for 2008 as compared to 71.3% for 2007 and the ratio was 66.3% for the fourth quarter of 2008.

***** MORE *****

Indiana Community Bancorp
2008 Earnings

Stock Repurchase Program

In January 2008, the Board of Directors approved the thirteenth repurchase, from time to time, on the open market of up to 5% of the Company’s outstanding shares of common stock, without par value (“Common Stock”), or 168,498 such shares.  Such purchases were to be made subject to market conditions in open market or block transactions.  The Company repurchased 11,886 shares under this plan during the first quarter.  There were no shares repurchased since the first quarter as the Company has suspended its stock repurchase thereby retaining capital based on the current economic environment.  Because of the Company’s receipt of TARP capital, future repurchases will require approval of the Treasury Department while it continues to hold preferred stock, warrants or common stock of the Company.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company.  Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank.  Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q which disclosures are incorporated by reference herein.

***** MORE *****

INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share data)
(unaudited)
	December 31, 2008	December 31, 2007
Assets:
Cash and due from banks	$22,352	$20,082
Interest bearing demand deposits	234	20,470
Cash and cash equivalents	22,586	40,552
Securities available for sale at fair value (amortized cost $90,957 and $62,551)	91,096	62,306
Securities held to maturity at amortized cost (fair value $3,884 and $1,558)	4,467	1,557
Loans held for sale (fair value $2,907 and $7,250)	2,856	7,112
Portfolio loans:
Commercial loans	221,766	207,590
Commercial mortgage loans	334,367	269,035
Residential mortgage loans	120,227	142,481
Second & home equity loans	104,084	103,560
Other consumer loans	20,532	27,345
Unearned income	(241)	(165)
Total portfolio loans	800,735	749,846
Allowance for loan losses	(8,589)	(6,972)
Portfolio loans, net	792,146	742,874
Premises and equipment	15,323	15,599
Accrued interest receivable	3,777	4,670
Goodwill	1,394	1,875
Other assets	35,728	32,261
Total Assets	$969,373	$908,806

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$71,726	$69,728
Interest checking	110,944	103,624
Savings	40,862	37,513
Money market	156,500	185,803
Certificates of deposit	314,425	301,146
Retail deposits	694,457	697,814
Brokered deposits	5,420	9,174
Public fund certificates	10,762	563
Wholesale deposits	16,182	9,737
Total deposits	710,639	707,551
FHLB borrowings	134,639	99,349
Short term borrowings	0	20
Junior subordinated debt	15,464	15,464
Other liabilities	16,619	18,968
Total liabilities	877,361	841,352

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and none	20,962	0
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,369,965 shares	20,985	20,305
Retained earnings, restricted	50,670	48,089
Accumulated other comprehensive loss, net	(605)	(940)
Total shareholders' equity	92,012	67,454
Total Liabilities and Shareholders' Equity	$969,373	$908,806

*****More*****

INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended		Year to Date
	December 31,		December 31,
	2008	2007	2008	2007
Interest Income:
Short term investments	$12	$199	$462	$1,116
Securities	815	693	2,878	2,688
Commercial loans	2,923	3,791	12,670	14,538
Commercial mortgage loans	4,960	4,503	18,736	16,766
Residential mortgage loans	1,897	2,478	8,516	10,471
Second and home equity loans	1,454	1,836	6,186	7,342
Other consumer loans	437	544	1,890	2,280
Total interest income	12,498	14,044	51,338	55,201

Interest Expense:
Checking and savings accounts	308	463	981	1,761
Money market accounts	611	1,611	2,867	5,869
Certificates of deposit	2,760	3,592	12,265	14,317
Total interest on retail deposits	3,679	5,666	16,113	21,947

Brokered deposits	91	113	426	665
Public funds	76	6	185	47
Total interest on wholesale deposits	167	119	611	712
Total interest on deposits	3,846	5,785	16,724	22,659

FHLB borrowings	1,234	1,054	5,059	3,884
Other borrowings	0	0	1	8
Junior subordinated debt	171	286	765	1,110
Total interest expense	5,251	7,125	22,549	27,661

Net interest income	7,247	6,919	28,789	27,540
Provision for loan losses	1,021	572	4,292	1,361
Net interest income after provision for loan losses	6,226	6,347	24,497	26,179

Non Interest Income:
Gain on sale of loans	288	390	1,446	1,497
Loss on securities	0	0	(437)	0
Investment advisory services	0	491	1,371	1,874
Service fees on deposit accounts	1,740	1,692	6,791	6,574
Loan servicing income, net of impairment	138	145	551	571
Miscellaneous	528	669	2,218	2,338
Total non interest income	2,694	3,387	11,940	12,854

Non Interest Expenses:
Compensation and employee benefits	3,411	4,129	15,843	16,426
Occupancy and equipment	1,012	1,070	4,159	4,086
Service bureau expense	483	414	1,917	1,637
Marketing	180	268	1,241	1,141
Miscellaneous	1,501	1,435	5,674	6,484
Total non interest expenses	6,587	7,316	28,834	29,774

Income before income taxes	2,333	2,418	7,603	9,259
Income tax provision	824	776	2,600	3,136
Net Income	$1,509	$1,642	$5,003	$6,123

Basic earnings per common share	$0.43	$0.48	$1.47	$1.75
Diluted earnings per common share	$0.43	$0.47	$1.47	$1.72

Basic weighted average number of shares	3,358,079	3,433,670	3,359,666	3,492,615
Dilutive weighted average number of shares	3,358,079	3,473,101	3,365,131	3,560,603
Dividends per share	$0.120	$0.200	$0.640	$0.800

***** MORE *****

Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	December 31,		December 31,
	2008	2007	2008	2007
Weighted average interest rate earned
on total interest-earning assets	5.65%	6.86%	5.97%	6.91%
Weighted average cost of total
interest-bearing liabilities	2.42%	3.52%	2.68%	3.53%
Interest rate spread during period	3.24%	3.34%	3.29%	3.38%

Net interest margin
(net interest income divided by average
interest-earning assets on annualized basis)	3.28%	3.38%	3.35%	3.45%
Total interest income divided by average
total assets (on annualized basis)	5.22%	6.33%	5.51%	6.31%
Total interest expense divided by
average total assets (on annualized basis)	2.18%	3.18%	2.42%	3.16%
Net interest income divided by average
total assets (on annualized basis)	3.03%	3.12%	3.09%	3.15%

Return on assets (net income divided by
average total assets on annualized basis)	0.63%	0.74%	0.54%	0.70%

Return on equity (net income divided by
average total equity on annualized basis)	8.03%	9.58%	7.11%	8.88%

	December 31,	December 31,
	2008	2007

Book value per common share outstanding	$20.98	$20.02

Nonperforming Assets:
Loans: Non-accrual	$22,534	$10,516
Past due 90 days or more	518	64
Restructured	1,282	874
Total nonperforming loans	24,334	11,454
Real estate owned, net	3,335	286
Other repossessed assets, net	44	25
Total Nonperforming Assets	$27,713	$11,765

Nonperforming assets divided by total assets	2.86%	1.29%
Nonperforming loans divided by total loans	3.03%	1.51%

Balance in Allowance for Loan Losses	$8,589	$6,972

***** END *****